Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
MEMC ELECTRONIC MATERIALS, INC.

MEMC Electronic Materials, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY AS FOLLOWS:

FIRST:        That the Restated Certificate of Incorporation of MEMC Electronic Materials, Inc. is hereby amended by deleting Article FIRST in its entirety and substituting in lieu thereof a new Article FIRST as follows:

FIRST:        The name of the corporation is SunEdison, Inc.

SECOND:    That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD:    That the effective date of this Certificate of Amendment shall be May 30, 2013.

IN WITNESS WHEREOF, said MEMC Electronic Materials, Inc. has caused its duly authorized officer to execute this Certificate of Amendment of Restated Certificate of Incorporation this 30th day of May, 2013

MEMC Electronic Materials, Inc.

By: /s/ Martin Truong
Name: Martin Truong
Title: Vice President, General Counsel and Corporate Secretary